Exhibit 10.26
nura,inc.
1124 Columbia Street
Suite 650
Seattle, WA 98014
October 20, 2003
Alexandria Equities, LLC (“Alexandria Equities”)
135 North Los Robles Ave.
Suite 250
Pasadena, CA 91101

Re:	Assignment and Assumption and Modification of Lease Documents (“Agreement”) is made as of October 23, 2003 by and among ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation (“Landlord”), PRIMAL, INC., a Washington corporation (“Tenant”) and NURA, INC., a Delaware corporation (“Assignee”).
Dear Sirs:
     In connection with the execution and delivery of the captioned Agreement, the Assignee will furnish to Alexandria Equities the following reports:
     (i) As soon as practicable after the end of each fiscal year of the Assignee, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Assignee, an audited consolidated balance sheet of the Assignee and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Assignee and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by an authorized officer of the Assignee; provided that if Assignee’s Board of Directors determines that Assignee’s financial statement shall not be audited in any fiscal year, then Assignee shall be permitted to furnish to Landlord unaudited financial statements for such fiscal year;
     (ii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Assignee, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Assignee, an unaudited consolidated balance sheet of the Assignee and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of

Alexandria Equities, LLC (“Alexandria Equities”)
October 20, 2003

income and cash flows of the Assignee and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject lo changes resulting from normal year-end audit adjustments; and
     (iii) As soon as practicable after the date hereof, a written business plan of Assignee, together with any amendments thereto as and when any such amendments become available.
     Alexandria Equities acknowledges and agrees that the information received by it pursuant to this letter may be confidential and that it will not reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), unless the Assignee has made such information available to the public generally.

Sincerely, nura, inc.
By:	/s/ Patrick W. Gray
Its:	Chief Executive Officer

Accepted and agreed this            day of October, 2003
Alexandria Equities, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, Inc., a Maryland corporation, its managing member

By:	/s/ illegible signature
Its:	Chief Executive Officer

ASSIGNMENT AND ASSUMPTION AND MODIFICATION OF LEASE DOCUMENTS
     This Assignment and Assumption and Modification of Lease Documents (this “Agreement”) is made as of October 23, 2003 (the “Effective Date”), by and among ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation (“Landlord”), PRIMAL, INC., a Washington corporation (“Tenant”), and NURA, INC., a Delaware corporation (“Assignee”), with reference to the following Recitals.
RECITALS
     A. Landlord and Tenant are parties to that certain Lease Agreement, dated as of April 6, 2000, as amended by that certain First Amendment to Lease, dated as of June 16, 2000, that certain Amended and Restated First Amendment to Lease, dated as of August 11, 2000, that certain Second Amendment to Lease, dated as of May 1, 2001, that certain Third Amendment to Lease, dated as of June 19, 2001, that certain Fourth Amendment to Lease, dated as of October 1, 2001, that certain Fifth Amendment to Lease, dated as of November 1, 2002, and that certain Sixth Amendment to Lease, dated as of September 30, 2003 (as amended from time to time, the “Suite 650 Lease”). Pursuant to the Suite 650 Lease, Tenant leases from Landlord certain premises located at and commonly known as 1124 Columbia Street, Seattle, Washington, Suite 650, as more particularly described in the Suite 650 Lease. All initially capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Suite 650 Lease unless the context clearly indicates otherwise.
     B. Landlord and Tenant are parties to that certain Lease Agreement, dated as of September 28, 2001 (as amended from time to time, the “Annex Lease”). Pursuant to the Annex Lease, Tenant leases from Landlord certain premises located at and commonly known as 1124 Columbia Street, Seattle, Washington, Annex Level B, as more particularly described in the Annex Lease.
     C. Landlord and Tenant are parties to that certain Storage Lease, dated as of July 24, 2002 (as amended from time to time, the “Storage Lease”), pursuant to which Tenant leases from Landlord certain premises located at and commonly known as 1124 Columbia Street, Seattle Washington, Suite #056, as more particularly described in the Storage Lease.
     D. Tenant and XCyte Therapies Inc., a Washington Corporation (“XCyte”), are parties to that certain Sublease dated as of July 23, 2003 (as amended, the “XCyte Sublease”). Pursuant to the XCyte Sublease, XCyte subleases from Tenant a portion of the premises demised under the Suite 650 Lease, as more particularly described in the XCyte Sublease. Landlord consented to the foregoing sublease to XCyte pursuant to that certain Consent to Sublease, dated as of July 24, 2003, by and among Landlord, Tenant and XCyte (the “XCyte Consent”).
     E. Tenant and R&J Lab Therapies, Inc., a Washington corporation (“R&J”), are parties to that certain Sublease, dated as of September 5, 2003 (as amended, the “R&J Sublease”). Pursuant to the R&J Sublease, R&J subleases from Tenant a portion of the premises demised under the Suite 650 Lease, as more particularly described in the R&J Sublease. Landlord consented to the foregoing sublease to R&J pursuant to that certain Consent to Sublease, dated as of September 5, 2003, by and among Landlord, Tenant and R&J (the “R&J Consent”). The Suite 650 Lease, the Annex Lease, the XCyte Sublease, the R&J Sublease, the XCyte Consent and the R&J Consent are hereinafter collectively referred to as the “Assigned Lease Documents.”
     F. Subject to the terms and conditions set forth herein, (i) Tenant desires to assign to Assignee, and Assignee desires to assume, all of Tenant’s right, title and interest in and to the Assigned Lease Documents, (ii) Landlord desires to consent to the assignment and assumption of the Assigned Lease Documents, release Tenant from all obligations under the Assigned Lease Documents arising from and after the Effective Date, and (iii) Landlord, Tenant and Assignee desire to amend the Suite 650 Lease and the Annex Lease effective as of the Effective Date.
     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Tenant and Assignee hereby agree as follows:
     1. Assignment. Effective as of the Effective Date, Tenant assigns, sells, transfers, sets over and delivers to Assignee all of Tenant’s right, title and interest in and to the Assigned Lease Documents.
     2. Assumption. Effective as of the Effective Date, Assignee accepts the foregoing assignment of the Assigned Lease Documents and assumes and agrees to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed by Tenant under the Assigned Lease Documents arising from and after the Effective Date.
     3. Consent to Assignment and Assumption; Conditions Precedent. Subject to the terms of this Section 3, effective as of the Effective Date, (i) Landlord consents to the foregoing assignment and assumption of the Assigned Lease Documents, and (ii) Landlord releases Tenant from, and relieves Tenant of, all of Tenant’s obligations under the Assigned Lease Documents arising from and after the Effective Date. Notwithstanding anything to the contrary set forth herein, Landlord’s consent set forth in this Section 3, and the modifications to the Suite 650 Lease and Annex Lease set forth in Section 5, are each subject to the following conditions precedent: (x) Landlord’s receipt of the Assignment Consideration (as hereinafter defined) on or before the Effective Date and otherwise strictly in accordance with the terms and conditions set forth in Section 4 below; and (y) the occurrence of the closing of the transaction contemplated under the Asset Acquisition Agreement (as hereinafter defined) on or before October 30, 2003. The failure of either of the foregoing conditions precedent shall render this Agreement null and void without further action by any person, and of no further force and effect.
     4. Assignment Consideration. As consideration for granting its consent to the assignment of the Assigned Lease Documents and the modification of the Assigned Lease Documents described in Section 5 below, on or before the Effective Date, Landlord shall be paid or issued each of the following “Assignment Consideration” strictly in accordance with the following terms and conditions:

          (a) Two Hundred Thousand Dollars ($200.000.00), which shall be deducted from the security deposit currently held by Landlord for the Suite 650 Lease and the Annex Lease, and retained by Landlord on the Effective Date as a fee for granting the consent set forth herein. The remainder of such security deposit shall be returned to Tenant in accordance with the terms and provisions of Section 6 below.
          (b) 81,967 shares of non-voting common stock of Assignee issued pursuant to that certain Asset Acquisition Agreement, dated September 25, 2003, by and between Assignee and Tenant (the “Asset Acquisition Agreement”). Such securities shall be issued by Assignee directly to Alexandria Equities, LLC, a Delaware limited liability company (“Alexandria Equities”), an affiliate of Landlord, on or prior to the Effective Date, and shall not be subject to any indemnification obligations of Tenant pursuant to the Asset Acquisition Agreement. In addition, in connection with the issuance of such securities to Alexandria Equities, all representations and warranties made by Assignee in Article 7 of the Asset Acquisition Agreement are hereby incorporated by reference herein as though fully set forth in this Agreement. Assignee hereby acknowledges that Landlord and Alexandria Equities are relying upon such representations and warranties in accepting the securities issued by Assignee pursuant to this Agreement. In addition, Assignee agrees to grant and make available to Alexandria Equities comparable rights and privileges relating to such securities as are granted by Assignee to Tenant with respect to the securities issued to Tenant pursuant to the Asset Acquisition Agreement. Tenant and Assignee agree that if any modification to the Asset Acquisition Agreement or the transaction contemplated thereunder results in an adjustment in the proportion of securities to non-securities consideration that Tenant is to receive under the Asset Acquisition Agreement, an equitable proportionate adjustment shall be made to the amount of securities which Alexandria Equities is entitled to receive hereunder.
     5. Lease Modifications. Effective as of the Effective Date, subject to the satisfaction of the condition precedent set forth in Section 4 above, Landlord and Assignee agree that the Suite 650 Lease and Annex Lease are each amended as follows:
          (a) Suite 650 Lease Modifications.
               (i) The definition of “Security Deposit” set forth on Page 1 of the Suite 650 Lease is deleted in its entirety and the following definition is substituted in lieu thereof:
          “Security Deposit: $93,058.29”
               (ii) The expiration date of the Base Term of the Suite 650 Lease is extended to September 30, 2008.
               (iii) Tenant’s Notice Address set forth in Page 1 of the Suite 650 Lease is amended to delete Tenant’s address for notices and to replace it with the following:
          “nura, inc., 1124 Columbia Street, Suite 650, Seattle, Washington 98104.”
               (iv) The following is added to Section 3(b) of the Suite 650 Lease:

“Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to pay (i) Base Rent for the months of September of 2003, January of 2004 and January of 2005, or (ii) Tenant’s Share of Net Building Expenses attributable to the month of September of 2003.’’
               (v) The first sentence of Section 4 of the Suite 650 Lease is deleted in its entirety, and the following sentence is substituted in lieu thereof:
“Base Rent shall be increased on October 1, 2004, and on each annual anniversary thereafter during the Term of this Lease by multiplying the Base Rent payable immediately before such adjustment by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such adjustment.”
               (vi) The first sentence of Section 6 of the Suite 650 Lease is deleted in its entirety, and the following is substituted in lieu thereof:
“Tenant shall deposit with Landlord security (the “Security Deposit”) for the performance of all of its obligations in the amount set forth in the Basic Lease Provisions set forth on Page 1 of this Lease, which security shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”) (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) drawable on an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable in the state of Landlord’s choice. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of the then current Letter of Credit, Landlord shall have the right to draw upon the current Letter of Credit and hold the funds drawn as the Security Deposit.”
          (b) Annex Lease Modifications
               (i) The definition of “Security Deposit set forth on Page 1 of the Annex Lease is deleted in its entirety and the following definition is substituted in lieu thereof:
“Security Deposit: $100,314.78.”
               (ii) The definition of “Rent Adjustment Percentage” set forth on Page 1 of the Annex Lease is deleted in its entirety and the following definition is substituted in lieu thereof:
“Rent Adjustment Percentage: 3.5%”
               (iii) The expiration date of the Base Term of the Annex Lease is modified to September 30, 2008.
               (iv) Tenant’s Notice Address set forth in Page 1 of the Annex Lease is amended to delete Tenant’s address for notices and to replace it with the following:

“nura, inc., 1124 Columbia Street, Suite 650, Seattle, Washington 98104.”
               (v) The following is added to Section 3(b) of the Annex Lease:
“Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to pay (i) Base Rent for the months of September of 2003, January of 2004 and January of 2005, or (ii) Tenant’s Share of Operating expenses attributable to the month of September of 2003.”
               (vi) Section 4 of the Annex Lease is deleted in its entirety, and the following is substituted in lieu thereof:
“Base Rent shall be increased on October 1, 2004, and on each annual anniversary thereafter during the Term of this Lease by multiplying the Base Rent payable immediately before such adjustment by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such adjustment. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.”
               (vii) Section 6 of the Annex Lease is amended to delete the phrase “either cash or” from the first sentence thereof.
     6. Security Deposits. Landlord and Tenant acknowledge that Landlord currently holds a security deposit from Tenant in the amount of $111,911.00 with respect to the Suite 650 Lease, and a security deposit in the amount of $96,922.50 with respect to the Annex Lease. On the Effective Date, Landlord shall deduct $200,000 from the foregoing security deposits and retain the same as a portion of the Assignment Consideration pursuant to Section 4 above. The balance of the security deposits (i.e., $8,833.50) shall be returned by Landlord to Tenant within thirty (30) days following the Effective Date, less any amounts which Landlord is entitled to deduct pursuant to Section 6 of the Annex Lease or Section 6 of the Suite 650 Lease. On or before January 1, 2004, Assignee shall deposit with Landlord a new security deposit in the amount of $93,058.29, in the form of a letter of credit, and otherwise in accordance with Section 6 of the Suite 650 Lease, for the performance of Assignee’s obligations under the Suite 650 Lease. Such deposit shall constitute the “Security Deposit” required and governed by Section 6 of the Suite 650 Lease (as amended herein). On or before January 1, 2004, Assignee shall deposit with Landlord a new security deposit in the amount of $100,314.78, in the form of a letter of credit, and otherwise in accordance with Section 6 of the Annex Lease, for the performance of Assignee’s obligations under the Annex Lease. Such deposit shall constitute the “Security Deposit” required and governed by Section 6 of the Annex Lease (as amended herein).
     7. Brokers. Assignee shall pay any broker commissions or fees that may be payable as a result of the assignment contemplated herein, and Assignee hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising therefrom or from any other commissions or fees payable in connection with the assignment contemplated herein.

     8. No Other Modifications of Lease. Except as expressly provided for herein, nothing contained herein shall be construed to modify, waive, impair, or affect any of the terms, covenants or conditions contained in any of the Assigned Lease Documents (including Assignee’s obligation to obtain any required consents for any other or future assignments or sublettings), or to waive any breach thereof, or any rights or remedies of Landlord thereunder, or to enlarge or increase Landlord’s obligations or liabilities thereunder, and all terms, covenants and conditions of the Suite 650 Lease (as modified herein) and Annex Lease (as modified herein) are hereby declared by each of Landlord, Tenant and Assignee to be in full force and effect.
     9. Oral Modifications. This Agreement may not be changed orally, but only by an agreement in writing signed by Landlord and the party(ies) against whom enforcement of any change is sought.
     10. Integration. This Agreement supersedes all prior or contemporaneous, written or oral, memoranda, arrangements, agreements, or understandings between the parties hereto related to the subject matters addressed herein. Any representations, promises, warranties, or statements made by any party which differ in any way from the terms of this Agreement shall be given no force or effect.
     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument. The parties agree that this Agreement may be signed by facsimile, with originals to follow.
     12. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington.
     13. Successors and Assigns. This Agreement shall be binding upon Landlord, Tenant, and Assignee and their respective successors, successors-in-interests, transferees and assigns.
     14. Time of Essence. Time is of the essence with respect to each provision of this Agreement.
     15. Authority. Each person executing this Agreement on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.
     16. Attorneys’ Fees. If any party hereto commences an action against the other party(ies) arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party(ies) reasonable attorneys’ fees and costs of suit.
     17. Further Assurances. The parties hereto shall promptly perform, execute and deliver or cause to be performed, executed and/or delivered any and all acts, deeds and assurances as the other party(ies) may reasonably require in order to carry out the intent and purpose of this Agreement.
[Signatures appear on the next page.]

     IN WITNESS WHEREOF, Landlord, Tenant, and Assignee have caused their duly authorized representatives to execute this Agreement as of the date first above written.

LANDLORD:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation
	By:	/s/ Peter J. Nelson
	Name:	Peter J. Nelson
	Its:	Senior Vice President & Chief Financial Officer

TENANT:	PRIMAL, INC., a Washington corporation
	By:	/s/ Jim D. Johnston
	Name:	Jim D. Johnston
	Its:	Chief Financial Officer

ASSIGNEE:	NURA, INC., a Delaware corporation
	By:	/s/ Patrick W. Gray
	Name:	Patrick W. Gray
	Its:	Chief Executive Officer